EXHIBIT 5.1

To the Board of Directors of Orion S.A. 6, Route de Trèves 2633 Senningerberg Grand Duchy of Luxembourg R.C.S. Luxembourg B160558

Luxembourg, 9 August 2023

Your ref. : /
Our ref. : 57224/ 38856034
carsten.opitz@arendt.com
Tel. : (352) 40 78 78-691
Fax : (352) 40 78 04-749

ORION S.A. - Registration Statement on Form S-8

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Orion S.A., a société anonyme, having its registered office at 6, Route de Trèves, 2633 Senningerberg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B160558, (the “Company”) in connection with the Registration Statement on Form S-8 including all amendments or supplements thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to common shares of the Company as may be issued pursuant to the 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) and the 2023 Non-Employee Director Plan (the “2023 Director Plan” and together with the 2023 Plan, the “Plans”) and have been asked by the Company to issue the current legal opinion in connection with the common shares of the Company which may be issued pursuant to the Plans representing in total up to 5,000,000 common shares of the Company (the “Plan Shares”).

We have reviewed, and relied on, (i) the resolutions adopted by the shareholders of the Company at an extraordinary general meeting held on 7 June 2023 (the “EGM”) approving inter alia the renewal of an authorized share capital, (ii) the consolidated articles of association of the Company as at 7 June 2023 reflecting the changes approved by the EGM (the “Articles”), (iii) the resolutions of the Company’s Board of Directors dated 5 April 2023 relating inter alia to the Plans (the “Board Resolutions”), (iv) the Plans, (v) the Registration Statement and (vi) such corporate records that have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We have assumed for the purposes hereof (i) the genuineness of all signatures, seals and stamps on all documents submitted to us, and the legal capacity of all individuals who have signed them; (ii) the completeness and conformity to originals thereof of all documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies, the authenticity of the originals of such documents and the conformity to the executed originals of all documents examined by us in draft or execution form only; (iii) that the documents submitted to us for purposes of this opinion are in full force and effect and have not been rescinded or amended in any way since the date thereof; (iv) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Plans and/or issue the Plan Shares; (v) that the resolutions of the EGM are in full force and effect and the conditions for the effectiveness of these resolutions have been fulfilled in accordance with applicable law and especially we assume that the publication in the Recueil Electronique des Sociétés et Associations of the notarial deed recording the EGM and its filing with the Luxembourg Trade and Companies Register will take place within one month of the EGM; (vi) that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued common shares with the relevant authorisation to waive any pre-emptive subscription rights in force; (vii) that the Company will at all times have sufficient available reserves, to issue Plan Shares all or partially as the case may be by way of incorporation of available reserves into the issued share capital; (viii) that the Board of Directors or its duly authorised delegates will duly pass the relevant resolutions for the issue of the Plan Shares (including all or partially as the case may be by way of incorporation of available reserves into the issued share capital) (the “Decisions”), in accordance with the Articles, the terms of the Plans, the Board Resolutions, the EGM and applicable law; (ix) that upon issue of any Plan Shares, the Company will receive payment in cash of an issue price at least equal to the accounting par value of EUR 1 per share or that the relevant Plan Shares will be issued by way of incorporation of available reserves into the issued share capital and (x) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the Plan Shares and the conclusions stated in this opinion.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Plan Shares, once duly subscribed to and fully paid and issued in accordance with the Board Resolutions, the Decisions, the EGM, the Articles, the respective Plan and applicable law, will be validly issued, fully paid and non-assessable.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This opinion may, therefore, only be relied on upon the express condition that any issues of interpretation or

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liability arising thereunder will be governed by Luxembourg law and be brought before a court in Luxembourg.

This opinion speaks as of the date hereof and no obligation is assumed to update this opinion occurring after the date hereof.

This opinion is issued solely for the purpose of the filing of the Registration Statement and the issuance of the Plan Shares by the Company pursuant to the Plans and it is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of the Luxembourg Bar.

Very truly yours,

/s/ Alexander Olliges
By and on behalf of Arendt & Medernach SA pp. Carsten Opitz, Partner

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